ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – March 21, 2012 – Roma Financial Corporation (Nasdaq: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s twenty first consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about April 18, 2012 to stockholders of record on April 4, 2012.

“Our Board of Directors is pleased to declare a twenty-first consecutive quarterly dividend payment to the Company’s minority stockholders”, commented Peter A. Inverso, President and CEO.  “Roma Financial Corporation’s earnings and capital continue to sustain a return of value to our minority shareholders at the current quarterly dividend level.  Based on the closing price of the Company’s stock on March 20th, the declared quarterly dividend represents an annual yield of 3.14%,” he added.

“While it remains the current intention of the Board to continue to pay a dividend quarterly, the interim final rule issued by the Federal Reserve Board which would impose onerous and costly conditions on the Company’s majority stockholder, Roma Financial Corporation, MHC, in order for its Board of Directors to agree to waive the receipt of dividends, will seriously jeopardize the future payment or rate of dividends.  The Company, as have other mutual holding companies,  submitted a letter objecting to this proposal and met with officials at the Federal Reserve Board to press for a rescission of the rule or more reasonable waiver requirements.   Beyond this potential impediment, the payment and amount of future dividends also would be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements,” he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	Peter A. Inverso
President & CEO
609 223-8310